                                                                    EXHIBIT 2.3

                              AGREEMENT OF MERGER

                 THIS AGREEMENT OF MERGER (this "Agreement") is entered into on this 13th day of August, 1996, by and among NORTHSIDE PHARMACY, INC., an Oklahoma corporation ("Northside"), WILLIS V. SMITH, CHARLES OLIVER, and the WILLIS VERNON SMITH UNITRUST DATED AUGUST 8, 1996 (each individually, a "Shareholder," and collectively, the "Shareholders"), NCS HEALTHCARE OF OKLAHOMA, INC., an Oklahoma corporation ("NCS/Oklahoma"), and NCS HEALTHCARE, INC., a Delaware corporation ("NCS").

                                  WITNESSETH:

                 WHEREAS, Northside and NCS/Oklahoma (collectively, the "Constituent Corporations") are corporations organized and existing under the laws of the State of Oklahoma, and NCS/Oklahoma is a wholly owned subsidiary of NCS;

                 WHEREAS, the total authorized capital stock of Northside consists of 3,000 shares, all of which are shares of Common Stock, $1.00 par value (the "Northside Shares"); and the total authorized capital stock of NCS/Oklahoma consists of 10,000 shares, all of which are shares of Common Stock, $.01 par value (the "NCS/Oklahoma Shares");

                 WHEREAS, the Board of Directors and the shareholders of each of the Constituent Corporations have determined that it is advisable and in the best interests of the respective Constituent Corporations and their respective shareholders that Northside be merged with and into NCS/Oklahoma pursuant to the authority of Section 1081 of the Oklahoma General Corporation Act (the "OGCA") and in accordance with the terms and conditions of this Agreement;

                 WHEREAS, the Board of Directors and the shareholders of each of the Constituent Corporations have authorized, approved and adopted this Agreement by resolutions duly adopted in accordance with the provisions of the OGCA; and

                 WHEREAS, the Constituent Corporations desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

                 NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties and covenants set forth in this Agreement, Northside, Shareholders, NCS/Oklahoma and NCS hereby agree as follows:

                 1. THE MERGER. Effective at the Effective Time (as defined below), Northside shall be merged with and into NCS/Oklahoma in accordance with the provisions of Section 1081 of the OGCA (the "Merger"). NCS/Oklahoma shall be the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the corporate existence of Northside shall cease, and the Surviving Corporation, to the extent permitted





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
by applicable laws, shall succeed to all of the business, properties, assets, rights and liabilities of the Constituent Corporations. When used in this Agreement, the term "Effective Time" shall mean the time at which a duly executed certificate of merger with respect to the Merger is duly filed in the office of the Secretary of State of Oklahoma in accordance with the OGCA.

                 2. CERTIFICATE OF INCORPORATION; BY-LAWS. The Certificate of Incorporation of NCS/Oklahoma as in effect immediately prior to the Effective Time shall continue in effect following the Merger and shall be the Certificate of Incorporation of the Surviving Corporation, until changed or amended from time to time in accordance with the terms thereof and with applicable law. The By-Laws of NCS/Oklahoma as in effect immediately prior to the Effective Time shall continue in effect following the Merger and shall be the By-Laws of the Surviving Corporation, until changed or amended from time to time in accordance with the terms thereof and with applicable law.

                 3. DIRECTORS AND OFFICERS. The Directors and officers of NCS/Oklahoma holding office immediately prior to the Effective Time shall continue in office following the Merger and shall be the Directors and officers, respectively, of the Surviving Corporation.

                 4. TERMS OF MERGER. The terms of the Merger and the mode of carrying them into effect, and the manner and basis of converting the outstanding shares of the capital stock of the Constituent Corporations, shall be as follows:

                          4.1     OUTSTANDING NCS/OKLAHOMA STOCK.  Each
NCS/Oklahoma Share which is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Merger and shall become, by virtue of the Merger, a share of Common Stock, $.01 par value, of the Surviving Corporation.

                          4.2     OUTSTANDING NORTHSIDE STOCK.  All Northside
Shares which are issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Constituent Corporations or any holder thereof or any other person, be canceled and extinguished, and shall be converted at the Effective Time into the respective rights of the holders thereof to receive, upon the surrender to NCS/Oklahoma of all certificates representing such Northside Shares, the following consideration:

                                  4.2.1    SHARES HELD BY WILLIS SMITH.  All
Northside Shares held by Willis V. Smith shall be converted, in the aggregate, into the right to receive Fifty-Six Thousand Four Hundred (56,400) shares of Class A Common Stock, $.01 par value, of NCS ("NCS Stock").

                                  4.2.2    SHARES HELD BY SMITH TRUST.  All
Northside Shares held by the Willis Vernon Smith Unitrust Dated August 8, 1996, shall be converted, in the aggregate, into the right to receive (i) cash or its equivalent in the amount of Two Hundred Ninety- Nine Thousand Nine Hundred Ninety-Eight Dollars ($299,998.00), and (ii) a Non-

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

Negotiable 6% Promissory Note in the form attached to this Agreement as EXHIBIT A executed by NCS/Oklahoma, dated as of the Closing Date, in the original principal amount of Two Hundred Five Thousand Eight Hundred Four Dollars ($205,804.00).

                                  4.2.3    SHARES HELD BY CHARLES OLIVER.  All
Northside Shares held by Charles Oliver shall be converted, in the aggregate, into the right to receive (i) Eight Thousand Three Hundred Thirty-Eight (8,338) shares of NCS Stock, (ii) cash or its equivalent in the amount of Three Hundred Forty-Six Thousand Seven Hundred Ninety-Eight Dollars ($346,798.00), and (iii) a Non-Negotiable 6% Promissory Note in the form attached to this Agreement as EXHIBIT A executed by NCS/Oklahoma, dated as of the Closing Date, in the original principal amount of Sixty-Three Thousand Five Hundred Ninety-Six Dollars ($63,596.00).

                 5. CLOSING. If the conditions to the parties' obligations are satisfied, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto on the date hereof, or on such other date as the parties may agree in writing (the "Closing Date"), at the offices of Lamun, Mock, Featherly, Kuehling & Cunnyngham, Oklahoma City, or at such other place as the parties may agree in writing. If the Closing does not occur by August 31, 1996, this Agreement may be terminated by Northside and Shareholders, or by NCS/Oklahoma and NCS, without prejudice to the rights of any party against any other for any breach or nonperformance of its obligations prior to termination.

                 6. REPRESENTATIONS AND WARRANTIES OF NORTHSIDE AND SHAREHOLDERS. Northside and Shareholders hereby jointly and severally represent and warrant to NCS/Oklahoma and NCS, as of the date of this Agreement and as of the Closing Date, if later, as follows:

                          6.1     ORGANIZATION, ETC., OF NORTHSIDE.  Northside
(i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma, (ii) is qualified to do business as a foreign corporation in every state or other jurisdiction where the conduct of its business or the ownership of its assets and properties requires it to be so qualified, and (iii) has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as and where such assets and properties are now owned or leased and as such business is presently being conducted. SCHEDULE 6.1 sets forth correct and complete copies of the Certificate of Incorporation and the By-Laws of Northside, including all amendments thereto, each as in effect on the date hereof and as of the Closing Date.

                          6.2     AUTHORITY, NO VIOLATION, ETC.  The Merger and
the execution, delivery and performance by Northside of this Agreement and of each other document, agreement and instrument to be executed and delivered by Northside in connection with the provisions of this Agreement, have been duly and validly authorized and approved by all necessary action on the part of Northside, the Board of Directors of Northside and Shareholders. This Agreement and all other documents, agreements and instruments to be delivered by Northside in connection herewith constitute legal, valid and binding obligations of Northside, enforceable in accordance with their respective provisions.

                          6.3     CAPACITY OF SHAREHOLDERS.  Each Shareholder
has full power and capacity to execute, deliver and perform this Agreement and each of the agreements and documents to be delivered by such Shareholder in connection herewith. This Agreement and each other agreement and document delivered by any Shareholder in connection herewith has been duly executed and delivered by such Shareholder, and constitutes a legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms.

                          6.4     MINUTES AND STOCK RECORDS.  The stock records
of Northside which have previously been delivered to NCS for inspection are correct and complete in all material respects. The corporate minutes of Northside which have previously been delivered to NCS for inspection are correct and complete in all material respects and contain all of the proceedings of the shareholders, directors and committees of directors of Northside. SCHEDULE 6.4 sets forth a correct and complete list of all incumbent directors and officers of Northside.

                          6.5     SUBSIDIARIES AND AFFILIATES.  Except as set
forth on SCHEDULE 6.5, Northside does not own, directly or indirectly, any equity or ownership interest in any corporation, business trust, partnership, joint venture, joint stock company, limited liability company, or other business organization or association, and is not a partner or joint venturer of any other person.

                          6.6     CAPITAL STOCK OF NORTHSIDE; TITLE TO SHARES.
The total authorized capital stock of Northside consists of Three Thousand (3,000) shares, all of which are shares of Common Stock, $1.00 par value (the "Common Stock"). There are no shares of capital stock of Northside held in the treasury of Northside. There are a total of Five Hundred (500) issued and outstanding shares of Common Stock. All of such issued and outstanding shares of Common Stock (collectively, the "Shares") are owned of record and beneficially by Shareholders in the respective amounts set forth on SCHEDULE 6.6, and are owned by them, respectively, free and clear of all liens, claims, charges or encumbrances of any nature whatsoever, or any other restrictions affecting the ability to transfer such Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable state and federal securities laws. There exist no options, warrants, stock appreciation, conversion or similar rights or obligations, whether vested or contingent, providing for the purchase, redemption, sale, or issuance of any shares of capital stock of Northside, and there exist no claims or rights, whether vested or contingent, of an equity ownership nature of Northside which will not be completely and permanently extinguished at the Effective Time of the Merger.

                          6.7     NO CONSENTS, APPROVALS OR CONFLICTS.  No
consent or approval of, and no registration, declaration or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Northside or Shareholders. The Merger and the execution, delivery and performance by





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
Northside and Shareholders of this Agreement and of all other documents, agreements and instruments to be delivered by Northside or any Shareholder in connection herewith will not cause, or give any person grounds to cause (with or without notice, the passage of time, or both) the maturity of any obligation or liability of Northside to be accelerated or increased, and will not conflict with, violate or result in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Northside or any Shareholder, (ii) any contract, agreement, instrument or understanding to which Northside or any Shareholder is a party or by which Northside, any of its assets, or any Shareholder is bound, or (iii) any provision of the Certificate of Incorporation or the By-Laws of Northside.

                          6.8     FINANCIAL STATEMENTS.  SCHEDULE 6.8 includes
the annual financial statements of Northside for each of its fiscal years ended March 31, 1994, 1995 and 1996, and the financial statements of Northside for the three-month period ended June 30, 1996 (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 6.8, all of the Financial Statements are accurate and complete in all material respects and present fairly the financial position and results of operations of Northside for the periods they cover in conformity with generally accepted accounting principles applied on a consistent basis. Northside's books of account accurately reflect all items of income and expense (including accruals) and all of Northside's assets and liabilities in accordance with normal accrual accounting practices, subject to customary, immaterial year-end adjustments.

                          6.9     NET WORTH.  The net book value of Northside
at and as of the Closing, determined in accordance with Northside's internal accounting practices applied on a consistent basis, will be at least $830,109.

                          6.10    NO LIABILITIES.  Northside has no material
liabilities or obligations of any kind (whether contingent or otherwise) except
(i) as reflected on the balance sheet of Northside as of June 30, 1996 which is included in SCHEDULE 6.8 (the "Balance Sheet"), subject to any exceptions described in SCHEDULE 6.8, (ii) future performance obligations under contracts disclosed in writing to NCS before the Closing, or (iii) as incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet. Neither Northside, nor any other party, has breached any obligation under any contract to which Northside is a party or by which any of Northside's assets is bound.

                          6.11    INDEBTEDNESS.  SCHEDULE 6.11 sets forth a
complete and accurate list of all contracts, agreements, facilities, notes, guaranties, letters of credit, and any other commitments, instruments and obligations to which Northside is a party or by which Northside or any of its assets is bound, relating to indebtedness or obligations of Northside, whether fixed or contingent, in respect of borrowed money, and includes, without limitation, all bank or other institutional debt, other loans or commitments, and capitalized leases undertaken by Northside.





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
                          6.12    CONTRACTS.  SCHEDULE 6.12 sets forth a
complete and accurate list of:
                                  6.12.1   All contracts to which Northside is
a party or by which it is bound (other than contracts listed on SCHEDULE 6.11), which either (a) involve amounts in excess of $100,000, or payments based on profits or sales, or (b) are not cancelable by Northside upon less than 30 days' notice, or (c) involve terms or quantities exceeding normal commitments in the ordinary course of business.

                                  6.12.2   All contracts pursuant to which
Northside provides pharmaceuticals, medical supplies, therapies, intravenous infusion services, or any other products, services or therapies related to any of the foregoing.

                                  6.12.3   All contracts with wholesalers,
distributors, dealers, sales representatives, or co-operative associations to which Northside is a party or by which Northside is bound.

                                  6.12.4   All contracts with any federal,
state or local governmental authorities, agencies or subdivisions to which Northside is a party or by which Northside is bound.

                                  6.12.5   All contracts for the past or
present disposal of hazardous or infectious waste or other materials to which Northside is or was a party or by which Northside is or was bound.

                                  6.12.6   All employment, consulting,
management, or agency contracts to which Northside is a party or by which Northside is bound.

                                  6.12.7   All contracts containing an
obligation of confidentiality with respect to information furnished by Northside or Shareholders to a third party, or received by Northside or Shareholders from a third party.

                                  6.12.8   All contracts limiting the freedom
of Northside or of Shareholders to compete in any line of business, or with any person, or in any geographic area or market.

                                  6.12.9   All contracts providing for the
present or future lease (whether as lessee or lessor), purchase or sale of any real property by Northside.

                          6.13    COMPLIANCE WITH LAWS.  Northside is not in
violation of any law, regulation or order of any jurisdiction or governmental authority (a "Law"), including, without limitation, any Law pertaining to Medicare or Medicaid reimbursement, environmental protection, infectious or biomedical waste, occupational health or safety, or employment practices. Northside has all permits and licenses necessary in the conduct of its business. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Northside or any Shareholder, threatened to revoke or limit any of them.

                          6.14    NO LITIGATION.  There is no claim,
litigation, investigation or proceeding by any person or governmental authority pending or, to the knowledge of any Shareholder, threatened against Northside. There are no pending or, to the knowledge of any Shareholder, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of Northside or any of its predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions.

                          6.15    COMPLETENESS OF AND TITLE TO ASSETS.
Included in the assets reflected on the Balance Sheet are all those assets which have been or are being used to operate the business of Northside in the ordinary course as such business is presently conducted. Except as set forth on SCHEDULE 6.15, Northside owns all of the assets reflected on the Balance Sheet free and clear of all liens, claims, encumbrances and other restrictions or limitations affecting Northside's ability to use or transfer them.

                          6.16    RECEIVABLES.  All of the accounts receivable
of Northside reflected on the Balance Sheet, except where described on the Balance Sheet or otherwise in SCHEDULE 6.8, arose from valid sales in the ordinary course of business and reflect goods actually sold and delivered or services in fact rendered. At least ninety percent (90%) of all such accounts receivable reflecting goods sold or services rendered will be collected by NCS/Oklahoma within 240 days after the Closing.

                          6.17    INVENTORIES.  The inventories reflected on
the Balance Sheet are sufficient to cover the immediate needs of Northside and to cover time required for re-stocking after the Closing.

                          6.18    CONDITION.  All of the tangible assets
reflected on the Balance Sheet are in good operating condition, ordinary wear and tear excepted, neither require nor can reasonably be expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

                          6.19    REAL PROPERTY.  SCHEDULE 6.19 lists all real
property which is now or at any time prior to the Closing Date was owned, leased or occupied by Northside or any of its predecessors, and indicates for each such property whether it was owned, leased and/or occupied. Neither Northside nor any Shareholder is, or has received notification alleging that it or he is, in breach of any lease of any such leased real property.

                          6.20    ENVIRONMENTAL MATTERS.  Northside has no
liability, whether absolute or contingent, in respect of any activities associated with the generation, transportation, release, storage, treatment, disposal or identification of any substance or





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
material which could result in damage to the environment or danger to the health and safety of the public.

                          6.21    EMPLOYEE BENEFITS.  SCHEDULE 6.21 lists each
Employee Benefit Plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which Northside maintains or to which Northside is required to contribute (each, a "Plan"). None of the Plans is a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA. Each Plan has been operated in accordance with its terms and with all laws applicable thereto. Neither Northside nor any such Plan is subject to any liability (other than routine claims for benefits) or any tax in connection with any such Plan. Except as set forth on SCHEDULE 6.21, no such Plan provides benefits for persons who are not active employees or directors of Northside. Except as prohibited by law, Northside has the right to amend or terminate any Plan without the consent of any other person. There is no Plan under which Northside would be obligated to pay, accrue or contribute benefits because of the consummation of the transactions contemplated by this Agreement. Since December 31, 1995, there has not been any increase made or promised in the benefits payable under any Plan.

                          6.22    NO CHANGES.  Since March 31, 1996, Northside
has been operated only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change in the assets, liabilities, operating performance, business relationships, or prospects of Northside's business. Except as set forth on
SCHEDULE 6.22, since March 31, 1996, Northside has not paid any dividend, distribution or other payment to any Shareholder or to any relative of any Shareholder other than payments of salary and expense reimbursements, if any, made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred on behalf of Northside.

                          6.23    TAXES.  All tax returns, reports and
declarations (collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of Northside have been timely filed, and all such Tax Returns are correct and complete in all respects. All tax due in connection with the properties, business, income, expenses, net worth and franchises of Northside has been paid, other than tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established in the Balance Sheet which are sufficient to cover the payment of all such tax. There are no tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of Northside, and, to the knowledge of any Shareholder, there are no such threatened claims, audits or proceedings.

                          6.24    CUSTOMERS.  Except as set forth on SCHEDULE
6.24, no entity or group of affiliated entities which is or are customers of Northside operates more than 500 beds. Except as set forth on SCHEDULE 6.24, no nursing home or other facility or institution served by Northside has, since December 31, 1995, cancelled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Northside. Neither Northside nor any Shareholder has any knowledge that any customer of Northside is dissatisfied with the performance of Northside or its employees or that any such customer intends to cancel or otherwise terminate its relationship with Northside or to materially decrease its purchases of products and/or services from Northside.

                          6.25    NO CONFLICTS.  Except as set forth on
SCHEDULE 6.25, no Shareholder, no director, officer or employee of Northside, and no relative of any such person, has any direct or indirect interest in any business enterprise which does business with Northside or competes with Northside in any manner, or is a party to any contract to which Northside is also a party or by which any of Northside's assets is bound.

                          6.26    BROKERS AND FINDERS.  No broker, finder or
other person or entity acting in a similar capacity has participated on behalf of Northside or any Shareholder in bringing about the transactions contemplated by this Agreement, rendered any services with respect thereto, or been in any way involved therewith.

                          6.27    INVESTMENT MATTERS.  Each of Willis V. Smith
and Charles Oliver (the "NCS Stock Recipients") is acquiring the NCS Stock for his own investment and not with a view to distribution or resale or with the present intention to divide his participation with others or otherwise sell or transfer the NCS Stock. Each NCS Stock Recipient, by reason of his income or his net worth or both, meets the definition of "accredited investor" as defined in Regulation D, 17 C.F.R. Section 230.501(a), under the Securities Act of 1933, as amended (the "Act"). Each NCS Stock Recipient possesses, either alone or together with a purchaser representative, knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the NCS Stock. Each NCS Stock Recipient acknowledges that he has received and reviewed NCS' Prospectus dated February 13, 1996, for the public offering of 4,240,000 shares of NCS Stock (including the description of the NCS Stock set forth beginning at page 41 therein); NCS' Current Report on Form 8-K dated May 15, 1996, as amended; NCS' quarterly report on Form 10-Q for the quarter ended March 31, 1996; and all other material and relevant information concerning NCS, and has had the opportunity to ask questions of, receive answers from and obtain additional information from NCS concerning the business and financial condition of NCS.

                 Each NCS Stock Recipient understands, acknowledges and agrees that: (i) none of the NCS Stock will be registered under the Act, and that all of the NCS Stock will constitute "restricted securities" as defined in Rule 144 under the Act; (ii) such NCS Stock must be held indefinitely unless it is registered under the Act or an exemption from registration is available; (iii) except as set forth in Section 11 hereof, neither NCS nor NCS/Oklahoma is under any obligation or has made any commitment to provide any such registration or to take such steps as are necessary to permit sale without registration pursuant to Rule 144 under the Act or otherwise; (iv) at such time as the NCS Stock may be disposed of in routine sales without registration in reliance on Rule 144 under the Act, such disposition can be made only in limited amounts in accordance with all of the terms and conditions of Rule 144; (v) if the Rule 144 exemption is not available, compliance with some other exemption from registration will be required; (vi) all certificates evidencing the NCS Stock will bear an appropriate legend concerning the foregoing restrictions on transfer; and (vii) the Transfer Agent and Registrar of NCS will be advised by appropriate "stop-transfer" instructions of the foregoing restrictions and instructed to advise NCS of any proposed transfer of certificate(s) evidencing the NCS Stock.

                          6.28    NO UNDISCLOSED INFORMATION.  This Agreement
(including the Schedules hereto), and all documents or certificates delivered by Northside or any Shareholder to NCS or NCS/Oklahoma in connection herewith, do not contain any untrue statement of a material fact by Northside or any Shareholder, and do not omit to state a material fact necessary in order to make the statements by Northside and Shareholders contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

                 7. REPRESENTATIONS AND WARRANTIES OF NCS/OKLAHOMA AND NCS. NCS/Oklahoma and NCS hereby jointly and severally represent and warrant to Shareholders and Northside as follows:

                          7.1     ORGANIZATION.  NCS/Oklahoma is a corporation
duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. NCS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                          7.2     AUTHORITY; NO VIOLATION, ETC.  The Merger and
the execution, delivery and performance by NCS/Oklahoma and NCS of this Agreement and of each other document, agreement and instrument to be executed and delivered by them in connection with the provisions of this Agreement, have been duly and validly authorized and approved by all necessary action on the part of NCS/Oklahoma, NCS and their respective Boards of Directors. This Agreement and all other documents, agreements and instruments to be delivered by NCS/Oklahoma and NCS in connection herewith constitute legal, valid and binding obligations of NCS/Oklahoma and NCS, respectively, enforceable in accordance with their respective provisions. The NCS Stock to be issued to the NCS Stock Recipients hereunder will be duly authorized, validly issued, fully paid and non-assessable.

                          7.3     NO CONSENTS, APPROVALS OR CONFLICTS.  No
consent or approval of, and no registration, declaration or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by NCS/Oklahoma or NCS. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of NCS/Oklahoma or NCS in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to them, (ii) any contract, agreement, instrument or understanding to which either of them is a party or by which either of them is bound, or (iii) any provision of the respective Certificates of Incorporation or By-Laws of NCS/Oklahoma or NCS.

                          7.4     BROKERS AND FINDERS.  No broker, finder or
other person or entity acting in a similar capacity has participated on behalf of NCS in bringing about the transactions contemplated by this Agreement, rendered any services with respect thereto, or been in any way involved therewith.

                          7.5     NO UNDISCLOSED INFORMATION.  This Agreement
(including the Schedules hereto), and all documents or certificates delivered by NCS/Oklahoma or NCS to Northside or any Shareholder in connection herewith, do not contain any untrue statement of a material fact by NCS/Oklahoma or NCS, and do not omit to state a material fact necessary in order to make the statements by NCS/Oklahoma and NCS contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

                 8.       CLOSING CONDITIONS.

                          8.1     CONDITIONS OF NCS.  The obligations of
NCS/Oklahoma and NCS to perform this Agreement are subject to the satisfaction of the following conditions at or before the Closing:

                                  8.1.1    Shareholders shall have delivered to
NCS/Oklahoma all certificates representing all of the Shares, in each case duly endorsed in blank (or accompanied by appropriate stock powers duly executed in blank) and otherwise in proper form for transfer, together with all other documents necessary or appropriate to validly transfer the Shares free and clear of all liens or adverse claims.

                                  8.1.2    A certificate of merger with respect
to the Merger shall have been duly executed and filed with the Secretary of State of Oklahoma in accordance with the OGCA.

                                  8.1.3    NCS/Oklahoma shall have received
from each of Willis V. Smith and Charles Oliver a mutually acceptable Employment and Noncompetition Agreement, duly executed by such individual (collectively, the "Employment Agreements").

                                  8.1.4    NCS/Oklahoma shall have received a
mutually acceptable lease agreement covering Northside's premises located at 3166-3168 North Portland, Oklahoma City, Oklahoma 73112 (the "Premises"), duly executed by Willis Smith and Lisa Smith (collectively, "Landlord").

                                  8.1.5    NCS/Oklahoma and NCS shall have
received all consents and permits necessary for the consummation of the transactions contemplated by this Agreement, and no suit, action or other proceeding shall be pending or threatened before any court or before or by any governmental authority in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement.

                                  8.1.6    Northside and Shareholders shall
have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by them at or prior to the Closing, and if the Closing occurs after the date of this Agreement, all representations and warranties of Shareholders contained herein shall continue to be accurate in all material respects at and as of the Closing, just as if made as of the Closing.

                                  8.1.7    If the Closing occurs after the date
of this Agreement, NCS/Oklahoma and NCS shall have received a certificate from Northside and Shareholders, in form and substance acceptable to NCS/Oklahoma and NCS, dated as of the Closing and duly executed by Northside and Shareholders, certifying as to the fulfillment of the conditions set forth in
Section 8.1.6 hereof.

                                  8.1.8    There shall have been no material
adverse change since the date of the Balance Sheet in the financial condition, business or affairs of Northside, and Northside shall not have suffered any material loss, not covered by insurance, which materially affects the value of its assets, properties or business.

                          8.2     CONDITIONS OF NORTHSIDE AND SHAREHOLDERS.
The obligations of Northside and Shareholders to perform this Agreement are subject to the satisfaction of the following conditions at or before the
Closing:

                                  8.2.1    Shareholders shall have received the
cash payments, the promissory notes and NCS Stock described in Section 4.

                                  8.2.2    A certificate of merger with respect
to the Merger shall have been duly executed and filed with the Secretary of State of Oklahoma in accordance with the OGCA.

                                  8.2.3    Northside and Shareholders shall
have received all consents and permits necessary for the consummation of the transactions contemplated by this Agreement, and no suit, action or other proceeding shall be pending or threatened before any court or before or by any governmental authority in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement.

                                  8.2.4    NCS/Oklahoma and NCS shall have
performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by them at or prior to the Closing, and if the Closing occurs after the date of this Agreement, all representations and warranties of NCS/Oklahoma and NCS contained herein shall continue to be accurate in all material respects at and as of the Closing, just as if made as of the Closing.

                                  8.2.5    Each of Willis V. Smith and Charles
Oliver shall have received a mutually acceptable Employment Agreement, each duly executed by NCS/Oklahoma.

                                  8.2.6    Landlord shall have received a
mutually acceptable lease agreement covering the Premises, duly executed by NCS/Oklahoma.

                          8.3     INTERDEPENDENCE.  The transfers and
deliveries described in this Section 8 shall be mutually interdependent and regarded as occurring simultaneously, and, unless waived by Northside, Shareholders, NCS/Oklahoma and NCS, no such transfer or delivery shall become effective unless and until all the other transfers and deliveries provided for in this Section 8 have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective at and as of the Effective Time of the Merger.

                 9.       RESTRICTIVE COVENANTS.

                          9.1     SMITH COVENANTS.  The covenants made by
Willis V. Smith in Sections 3.1 (relating to noncompetition), 3.2 (relating to nondisclosure of Confidential Information, as defined therein), and 3.3 (relating to noninterference with the business of NCS/Oklahoma) of the Employment Agreement entered into between Willis V. Smith and NCS/Oklahoma in connection with this Agreement (the "Smith Employment Agreement") are all hereby incorporated into this Agreement by reference and made a part hereof as if fully rewritten herein (the "Smith Covenants"). Willis V. Smith agrees (i) to be bound by and to observe and comply with all of the Smith Covenants, (ii) that a breach thereof by him will constitute a breach of this Agreement, and
(iii) that for purposes of this Agreement, the term "Company" as used in the Smith Employment Agreement will be deemed to mean and include NCS, NCS/Oklahoma, and all other persons or entities controlled directly or indirectly by NCS.

                          9.2     OLIVER COVENANTS.  The covenants made by
Charles Oliver in Sections 3.1 (relating to noncompetition), 3.2 (relating to nondisclosure of Confidential Information, as defined therein), and 3.3 (relating to noninterference with the business of NCS/Oklahoma) of the Employment Agreement entered into between Charles Oliver and NCS/Oklahoma in connection with this Agreement (the "Oliver Employment Agreement") are all hereby incorporated into this Agreement by reference and made a part hereof as if fully rewritten herein (the "Oliver Covenants"). Charles Oliver agrees (i) to be bound by and to observe and comply with all of the Oliver Covenants, (ii) that a breach thereof by him will constitute a breach of this Agreement, and
(iii) that for purposes of this Agreement, the term "Company" as used in the Oliver Employment Agreement will be deemed to mean and include NCS, NCS/Oklahoma, and all other persons or entities controlled directly or indirectly by NCS.

                          9.3     TRUST COVENANTS.  The Trust covenants and
agrees that it will not, until the seventh (7th) anniversary of the date of this Agreement, invest in or finance any person, entity or enterprise which Smith would be prohibited from investing in or financing pursuant to the covenants of Smith contained in Section 3.1 of the Smith Employment Agreement.

                          9.4     ADEQUATE CONSIDERATION.  Shareholders
acknowledge and agree that the obligations of NCS/Oklahoma and NCS hereunder constitute adequate consideration for all of Shareholders' obligations under this Section 9.

                          9.5     REMEDIES.  Shareholders acknowledge and agree
that a breach of any of the provisions of this Section 9 will result in irreparable damage to NCS/Oklahoma and NCS for which there will be no adequate remedy at law, and agree that NCS/Oklahoma and NCS, in addition to their rights at law, will be entitled to injunctive relief to enforce such provisions, without having to post any bond.

                          9.6     REFORMATION.  In the event of the
unenforceability or invalidity of any provision of this Section 9, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.

                 10. FURTHER ASSURANCES. NCS/Oklahoma, NCS and Shareholders shall each execute and deliver to the other parties any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be reasonably necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing.

                 11. INCIDENTAL REGISTRATION. If, at any time prior to the time when any of the NCS Stock issuable to the NCS Stock Recipients hereunder may be disposed of without registration in reliance upon Rule 144 under the Act, NCS proposes to file on its behalf and/or on behalf of any of its security holders a registration statement under the Act (other than on Form S-4 or Form S-8 promulgated under the Act) for the registration of NCS Stock to be sold for cash, NCS will give written notice to the NCS Stock Recipients at least thirty (30) days before the initial filing with the U.S. Securities and Exchange Commission of such registration statement, which notice shall set forth the intended method of distribution of the NCS Stock proposed to be registered by NCS. Such notice will offer to include in such filing, for sale in such offering, the number of shares of NCS Stock issued hereunder as the NCS Stock Recipients may request, subject to the provisions hereof. Each NCS Stock Recipient desiring to have such NCS Stock registered under this Section 11 shall notify NCS in writing within ten (10) days after the date of receipt of such notice from NCS, setting forth the number of shares of such NCS Stock for which registration is requested by such NCS Stock Recipient. If the managing underwriter (in the case of an underwritten public offering) shall advise NCS that, in such underwriter's opinion, the distribution of the NCS Stock requested to be included in the registration statement by the NCS Stock Recipients concurrently with the NCS Stock being registered by NCS is not advisable or would adversely affect the distribution of NCS Stock by NCS, then the NCS Stock Recipients shall reduce the number of shares of NCS Stock which each initially requested to be registered as directed by NCS or the managing underwriter, on a pro-rata basis between the NCS Stock Recipients and all other persons having (and exercising) a similar incidental registration right with respect to such registration statement, based on the number of shares initially requested to be registered by them. The NCS Stock Recipients shall cooperate with NCS and furnish all information with respect to themselves as NCS may reasonably request in connection with such registration statement. All expenses of such registration, other than any underwriting discounts and commissions with respect to any NCS Stock being registered on behalf of the NCS Stock Recipients, shall be borne by NCS.

                 12. ORDINARY COURSE. From the date of this Agreement until the Closing, if later, Northside (i) will operate its business substantially as presently operated and only in the ordinary course, consistent with past practice, (ii) will not pay (nor will Shareholders accept) any dividend, distribution or other payment to Shareholders other than payments, if any, of salary and expense reimbursements in the ordinary course, consistent with past practice, (iii) will not effect any amendment to the Certificate of Incorporation or the By-Laws of Northside, (iv) will not redeem or repurchase any issued and outstanding shares of capital stock of Northside, and will not issue any additional shares of capital stock of Northside, or undertake any obligation, whether absolute or contingent, to redeem, repurchase or issue any shares of capital stock of Northside; and Shareholders will cause Northside to comply with the provisions of this Section 12.

                 13. EXPENSES. NCS/Oklahoma and NCS shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by them or their representatives, and Shareholders shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Northside, Shareholders or their representatives.

                 14. REORGANIZATION. Shareholders jointly and severally represent and warrant to NCS/Oklahoma and NCS that neither of the NCS Stock Recipients has any present plan or intention to sell, exchange or otherwise dispose of any of the shares of NCS Stock issuable to him pursuant to this Agreement. No Shareholder shall take any action or omit to take any action, which action or omission may cause the Merger to fail to qualify as a non-taxable reorganization under Section 368 of the Code. Shareholders jointly and severally agree to indemnify NCS/Oklahoma, NCS and all of NCS' affiliates and hold them harmless from and against any and all liability for taxes arising from or related to any failure of the Merger to qualify as a non-taxable reorganization under the Code (collectively, "Reorganization Taxes"), PROVIDED that the aggregate liability of Shareholders pursuant to this Section 14 shall be reduced by the aggregate present value (calculated using a discount rate equal to two (2) percentage points in excess of the long-term applicable federal rate in effect on the Closing Date, and based upon all applicable tax laws as in effect on the Closing Date) of any tax benefits received by NCS/Oklahoma, NCS or such affiliates on account of the payment of such Reorganization Taxes.

                 15. SURVIVAL OF REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION. The representations, warranties and covenants contained in this Agreement or in any other document, certificate, instrument, Schedule or Exhibit delivered in connection herewith, shall survive the Closing and continue to be binding thereafter, regardless of any investigation made by any party hereto at any time. Nevertheless, the rights of NCS/Oklahoma and NCS to bring claims for breaches are subject to the limits in Section 15.3, and the rights of Shareholders to bring claims for breaches are subject to the limits in Section 15.5.

                          15.1    INDEMNIFICATION BY SHAREHOLDERS.
Shareholders jointly and severally agree (except where such agreement is expressly made severally but not jointly hereinbelow), to indemnify and hold NCS/Oklahoma, NCS and their respective officers, directors and subsidiaries (the "NCS Indemnified Parties") harmless from and against any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by Shareholders or Northside, or the breach or nonperformance of any covenant or obligation made or incurred by Shareholders or Northside, in this Agreement, and any and all costs and expenses (including reasonable attorneys' and accountants' fees) related thereto (collectively, "Losses"). Shareholders and Smith agree severally, but NOT jointly, to indemnify and hold the NCS Indemnified Parties harmless from and against Losses resulting from breaches or nonperformances of covenants made or incurred by them pursuant to Section 9 hereof ("Restrictive Covenants").

                          15.2    INDEMNIFICATION BY NCS/OKLAHOMA AND NCS.
NCS/Oklahoma and NCS jointly and severally agree to indemnify and hold Shareholders harmless from and against any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by NCS/Oklahoma or NCS, or the breach or nonperformance of any covenant or obligation made or incurred by NCS/Oklahoma or NCS, in this Agreement, and any and all costs and expenses (including reasonable attorneys' and accountants' fees) related thereto.

                          15.3    LIMITATIONS ON INDEMNIFICATION BY
SHAREHOLDERS. The indemnification of the NCS Indemnified Parties provided for in Section 15.1 shall be limited in certain respects as follows:

                                  15.3.1   Any claim for indemnification under
Section 15.1 shall be made in writing by the second anniversary of the Closing Date, except that a claim for such indemnification relating to the representations, warranties and covenants contained in Sections 6.23 ("Taxes"),
6.13 ("Compliance With Laws"), 6.20 ("Environmental Matters"), 6.21 ("Employee Benefits") and 14 ("Reorganization") may be made until the expiration of the applicable statutes of limitation, if any, relating to such matters, and except that there shall be no limit on the time for making a claim for such indemnification relating to the representations and warranties contained in Sections 6.1 ("Organization, Etc., of Northside"), 6.2 ("Authority, No Violation, Etc."), 6.3 ("Capacity of Shareholders"), and 6.6 ("Capital Stock of Northside; Title to Shares"), or, subject to the terms thereof, the covenants of Shareholders contained in Section 9 ("Restrictive Covenants").

                                  15.3.2   Subject to the following sentence,
Shareholders shall not be liable for indemnification claims under Section 15.1 until the aggregate amount of indemnification claims under Section 15.1 exceeds $15,000.00. Notwithstanding the foregoing sentence, Shareholders shall be liable for indemnification claims under Section 14, or under Section 15.1 to the extent relating the representations, warranties and covenants in Sections 9 or 14, from the first dollar to the full extent of such claims.

                                  15.3.3   The aggregate liability of
Shareholders for indemnification claims under Section 15.1, exclusive of indemnification claims relating to the representations, warranties and covenants contained in Sections 9 or 14, will not exceed the amount of Two Million Six Hundred Ninety-Four Thousand Dollars ($2,694,000.00). There shall be no limit on the aggregate liability of Shareholders for indemnification claims under Section 14, or under Section 15.1 to the extent relating the representations, warranties and covenants in Sections 9 or 14.

                                  15.3.4   Subject to the other provisions of
this Section 15.3, NCS/Oklahoma shall have the right to deduct from any amounts remaining due under either of the promissory notes deliverable under Section 4 hereof to Charles Oliver and the Willis Vernon Smith Unitrust Dated August 8, 1996, in the order in which such amounts become due, all of the NCS Indemnified Parties' claims for indemnification pursuant to Sections 15.1 or 14; PROVIDED, however, that any claims not so satisfied shall continue until satisfied in full, and such right of offset will be in addition to and not in lieu of any other rights or remedies that may be available to the NCS Indemnified Parties as against any Shareholder at law or in equity. Any Shareholder may elect to satisfy all or any portion of the amount of any indemnification claim hereunder by delivering shares of NCS Stock in payment thereof, which NCS Stock shall be valued for purposes of such satisfaction at the fair market value thereof on the date of such delivery.

                          15.4    CONTRIBUTION AMONG SHAREHOLDERS.
Notwithstanding that the liability of Shareholders with respect to the representations, warranties and covenants made by them herein is joint and several (except as to the covenants in Section 9 hereof, where such liability is several but not joint), Shareholders hereby agree with and among themselves that each Shareholder (an "Indemnifying Shareholder") shall have and be entitled to a right of contribution from each of the other Shareholders to the extent that such Indemnifying Shareholder satisfies more than his or its percentage of the amount of any indemnification claim of any NCS Indemnified Party, as follows: Willis V. Smith, 56.64 percent; the Willis Vernon Smith Unitrust Dated August 8, 1996, 19.75 percent; and Charles Oliver, 23.61 percent.

                          15.5    LIMITATIONS ON INDEMNIFICATION BY
NCS/OKLAHOMA AND NCS.  The indemnification of Shareholders provided for in
Section 15.2 shall be limited in certain respects as follows:

                                  15.5.1   Any claim for indemnification under
Section 15.2 shall be made in writing by the second anniversary of the Closing Date, except that there shall be no limit on the time for making a claim for such indemnification relating to the representations and warranties contained in Sections 7.1 ("Organization") and 7.2 ("Authority, No Violation, Etc.").

                                  15.5.2   NCS/Oklahoma and NCS shall not be
liable for indemnification claims under Section 15.2 until the aggregate amount of indemnification claims under Section 15.2 exceeds $15,000.00.

                          15.6    THIRD PARTY CLAIMS.  If any legal proceeding
is instituted or any claim asserted by any third party (a "Claim") in respect of which the Shareholders on the one hand, or the NCS Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the "Indemnitee") will give the party from whom indemnity is sought (the "Indemnitor") written notice thereof. The Indemnitor will have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof, which control will at all times rest with the Indemnitee, unless the Claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnitor (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnitee, and (b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnitee, in which case the Indemnitor may assume such control through counsel of its choice and at its expense, but the Indemnitee will continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a Claim.

                          If the Indemnitor does not assume control of the
defense of such a Claim, the entire defense of the Claim by the Indemnitee, any settlement made by the Indemnitee, and any judgment entered in the Claim will be deemed to have been consented to by, and will be binding on, the Indemnitor as fully as though it alone had assumed the defense thereof and a judgment had been entered in the Claim in the amount of such settlement or judgment, except that the right of the Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the Claim will not be extinguished. If the Indemnitor does assume control of the defense of such a Claim, it will not, without the prior written consent of the Indemnitee, settle the Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect of the Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                 16. AMENDMENTS; BINDING EFFECT. This Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all of the parties hereto. Subject to the foregoing, this Agreement may, to the extent permitted by the OGCA, be amended by mutual agreement of the Boards of Directors of the Constituent Corporations at any time prior to the filing of a certificate of merger with respect to the Merger with the Secretary of State of Oklahoma. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

                 17. ABANDONMENT AND TERMINATION. At any time prior to the filing with the Secretary of State of Oklahoma of a certificate of merger with respect to the Merger, the Merger may be abandoned and this Agreement terminated by action of the Board of Directors of either of the Constituent Corporations, notwithstanding the approval of this Agreement by the shareholders of the Constituent Corporations.

                 18. PAYMENT OF CERTAIN TAXES. At the Closing, Shareholders will pay to NCS the aggregate amount of $134,707.00, representing the income tax payable by Northside for its fiscal year ended March 31, 1996. Such payment will be made as follows: Willis V. Smith will deliver a check payable to the order of Northside in the amount of $76,298.00; Charles Oliver will deliver a check payable to the order of Northside in the amount of $31,805.00; and the Willis Vernon Smith Unitrust Dated August 8, 1996, will pay to Northside the amount of $26,604.00 by means of a reduction of the cash portion of the Merger consideration of $326,602.00 which would otherwise be payable to it.

                 19. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on the third day following deposit in the United States Mail if delivered or mailed, via first class certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below, and shall be deemed to have been duly given on the next business day following documented delivery thereof to any national overnight delivery service addressed as set forth below, and otherwise shall be deemed duly given when received:

         If to Shareholders, to:  Willis V. Smith
                                  6221 Beavercreek Road
                                  Oklahoma City, Oklahoma 73162

         and to:                  Charles Oliver
                                  13229 Cedar Springs Road
                                  Oklahoma City, Oklahoma 73120

         and to:                  The Willis Vernon Smith Unitrust dtd 8/8/96
                                  Attention: M. Phil Goss, Special Trustee
                                  201 Northeast Expressway
                                  Oklahoma City, Oklahoma 73105

         With a copy to:          Lamun, Mock, Featherly, Kuehling & Cunnyngham
                                  5900 Northwest Grand Blvd.
                                  Oklahoma City, Oklahoma 73118
                                  Attention:  Barry D. Mock, Esq.

         And with a copy to:      Crowe & Dunlevy
                                  20 North Broadway, Suite 1800
                                  Oklahoma City, Oklahoma 73102

                                  Attention:  James H. Holloman Jr., Esq.

         If to NCS or
         NCS/Oklahoma, to:        NCS HealthCare, Inc.
                                  3201 Enterprise Parkway, Suite 220
                                  Beachwood, Ohio 44122
                                  Attention:  President

         With a copy to:          Calfee, Halter & Griswold
                                  800 Superior Avenue, Suite 1400
                                  Cleveland, Ohio 44114
                                  Attention:  Patrick Morris, Esq.

                 20. SUIT FEE PROVISION. In the event any legal action or arbitration proceeding is undertaken by a party in respect of the matters addressed in this Agreements and the agreements collateral hereto, the prevailing party shall be awarded his or its legal expenses and costs incurred in the prosecution or defense of any such action or proceeding. The "prevailing party" as used herein shall mean the party, if any, determined by the court or arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, and not necessarily the party in whose favor a judgment or award is rendered.

                 21. PERSONAL GUARANTIES. NCS and Shareholders will cooperate with each other and use their respective best efforts to obtain after the Closing the release or cancellation of any guaranty or similar instrument by which any Shareholder has guaranteed the payment or performance of any obligation of Northside, provided that such obligation is disclosed in this Agreement or a Schedule hereto (a "Guaranteed Obligation"). If any such release or cancellation cannot be obtained, NCS will indemnify and hold such Shareholder harmless from and against any liability for such Guaranteed Obligation.

                 22. MISCELLANEOUS. This Agreement sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between the parties concerning such subject matter other than as set forth herein. This Agreement may be executed in multiple counterparts, each of which shall be deemed and original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

/s/ Willis V. Smith                       NORTHSIDE PHARMACY, INC.
- -----------------------------
 WILLIS V. SMITH

                                          By: /s/ Willis V. Smith
                                             -------------------------

/s/ Charles Oliver                        Title:
- -----------------------------                   ----------------------
CHARLES OLIVER

                                          NCS HEALTHCARE OF OKLAHOMA, INC.

/s/ M. Phil Goss
- -----------------------------
M. PHIL GOSS, AS INDEPENDENT
SPECIAL TRUSTEE OF THE WILLIS             By: /s/ Kevin B. Shaw
VERNON SMITH UNITRUST DATED                  --------------------------
AUGUST 8, 1996                            Title: President
                                                -----------------------


                                          NCS HEALTHCARE, INC.


                                          By: /s/ Kevin B. Shaw
                                             --------------------------
                                          Title: President
                                                -----------------------



                                 CERTIFICATIONS
                                 --------------

         The undersigned Lisa Smith hereby certifies that she is the duly appointed and acting Secretary of Northside Pharmacy, Inc., an Oklahoma corporation, and in such capacity does hereby certify further that, on August 13, 1996, the foregoing Agreement of Merger was approved and adopted by the affirmative vote of all of the outstanding stock of Northside Pharmacy, Inc.

                                        NORTHSIDE PHARMACY, INC.

                                        By: /s/ Lisa Smith
                                           ----------------------------
                                           Lisa Smith, Secretary

         The undersigned Gerald A. Monroe hereby certifies that he is the duly appointed and acting Assistant Secretary of NCS HealthCare of Oklahoma, Inc., an Oklahoma corporation, and in such capacity does hereby certify further that, on August 13, 1996, the foregoing Agreement of Merger was approved and adopted by the affirmative vote of all of the outstanding stock of NCS HealthCare of Oklahoma, Inc.

                                        NCS HEALTHCARE OF OKLAHOMA, INC.

                                        By: /s/ Gerald A. Monroe
                                           -------------------------------------
                                           Gerald A. Monroe, Assistant Secretary